ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77I

JOHN HANCOCK INVESTMENT TRUST

For John Hancock Global Real Estate Fund

At its meeting held June 23-25, 2015, the Board of Trustees of John Hancock Global Real Estate Fund (the Fund) approved the establishment of the Fund and its share classes: Class A, Class C, Class I, Class R2, Class R4, Class R6, and Class NAV. The definitive registration statement was filed with the Securities and Exchange Commission on September 21, 2015, accession number: 0001133228-15-004801.